Consent Of Independent Auditors


We consent to the incorporation by reference in the Registration Statements outlined below pertaining to the BOK Financial Thrift Plan for Hourly Employees of our report dated June 26, 2002, with respect to the financial statements and schedule of the BOK Financial Thrift Plan for Hourly Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2001:

     Registration Statement (Form S-8, No. 333-40280)  pertaining to the Reoffer
          Prospectus of the BOK Financial Corporation Thrift Plan for Hourly Employees and Trust Agreement.

     Registration Statement (Form S-8, No. 333-93957)  pertaining to the Reoffer
          Prospectus of the BOK Financial Corporation 2000 Special Stock Option Plan.

     Registration Statement (Form S-8, No. 333-62578)  pertaining to the Reoffer
          Prospectus of the BOK Financial Corporation 2001 Special Stock Option Plan.



/s/Ernst & Young LLP
Tulsa, Oklahoma
June 26, 2002